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EXHIBIT 99.1

Raytheon Company
Corporate Communications
141 Spring Street
Lexington, MA  02421                      http://www.raytheon.com


FOR IMMEDIATE RELEASE

Media Contact:
Amy Hosmer                                                      James Fetig
781-860-2423                                                    781-860-2386

Burnham decides to step down as Raytheon CEO, continue as Non-Executive Chairman; Swanson to be named Chief Executive Officer

LEXINGTON, Mass., (April 23, 2003) - Raytheon Company (NYSE: RTN) today announced that effective July 1, 2003, its chairman and chief executive officer, Daniel P. Burnham, 56, has decided to step down as chief executive officer of the company. Burnham will continue to serve on the board as non-executive chairman.

"Dan Burnham has brought a clear vision, strong leadership and critical change to Raytheon," said Warren B. Rudman, lead director of the Raytheon Board of Directors and former U.S. Senator. "He faced challenging issues with courage and integrity and steps down as CEO with Raytheon well positioned for future success. The board reluctantly accepted Dan's decision and is grateful to him for his exemplary service. We are pleased that he has agreed to remain as non-executive chairman of the board to ensure a smooth transition," Rudman added.

The Board of Directors today named William H. Swanson, 54, currently president of Raytheon, to succeed Burnham as CEO. Swanson will assume his new responsibilities as president and chief executive officer effective July 1, 2003.

"Bill Swanson brings tremendous experience in the defense industry and a proven record of leadership and performance to his new responsibilities," Rudman said. "We are delighted to have a leader with Bill's experience and capability in the company to succeed Dan as CEO," he added.

In reflecting on his decision to step down as CEO, Burnham said: "Raytheon is performing well. I am leaving a very good company in great hands. I have had a terrific business career for more than 35 years, and I am especially proud of the last five years here at Raytheon. It was a difficult decision, but I am ready to begin a new, more personal phase in my life."

Burnham said he was proud of the company's accomplishments over the last five years and that Bill Swanson is the right leader to become Raytheon's next CEO. "Bill is a seasoned and gifted executive; there is no one better in the defense industry. He has the experience, the instincts and the track record to lead Raytheon in this exciting time in our history," Burnham said.
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Swanson has been with Raytheon for almost 31 years. He was named president of
Raytheon in July 2002. Before assuming this position, Swanson was an executive vice president of the company and president of the former Electronic Systems, an $8 billion defense electronics business. He has held a wide range of challenging positions over his tenure with company, including manufacturing manager of the company's Equipment Division, senior vice president and general manager of the Missile Systems Division and chairman and chief executive officer of Raytheon Systems Company.

"Raytheon is a better company because of Dan, and I want to thank him for the trust he has placed in me as well as his friendship. I would also like to thank the Raytheon Board of Directors for the confidence they have shown in me to give me the opportunity to be the next CEO of Raytheon. I look forward to continuing to work side-by-side with our employees to help the company achieve even greater customer success. I couldn't be more excited about the future of Raytheon," Swanson said.

Burnham joined Raytheon on July 1, 1998, as president and chief operating officer from AlliedSignal, where he served as vice chairman and a member of the board of directors. Burnham was appointed Raytheon's chief executive officer in December 1998 and chairman in August 1999.

Raytheon Company (NYSE: RTN), with 2002 sales of $16.8 billion, is an industry leader in defense, government and commercial electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Lexington, Mass., Raytheon employs more than 76,000 people worldwide.

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